Form 4 - Exhibit 99

Name of Reporting Person: Name of Issuer: Transaction Date:	John A. Brockriede Central Jersey Bancorp (CJBK) February 18, 2005

Explanation of Responses and Additional Information

In addition to the shares of Common Stock of the Issuer reported on the Form 4 filed in connection herewith, the reporting person indirectly owns the following:

(i)     9,061 shares held in trusts for the benefit of family members of the reporting person, of which the reporting person’s spouse is trustee;

(ii)     1,646 shares held in a Simplified Employee Pension Plan by PaineWebber as custodian for the benefit of the reporting person;

(iii)     42,973 shares held by CJM Management, L.L.C., of which the reporting person is an administrative member; and

(iv)     818 shares held in an Individual Retirement Account by PaineWebber for the benefit of the reporting person’s spouse.

The reporting person disclaims beneficial ownership of the securities held by CJM Management, L.L.C., except to the extent of his ownership interest therein. In addition, the reporting person disclaims beneficial ownership of the securities held in trusts for the benefit of family members of the reporting person and the securities held in the Individual Retirement Account by PaineWebber for the benefit of his spouse, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

The number of shares beneficially held by the reporting person as reported on the Form 4 and in this Exhibit have been adjusted accordingly to account for the 5% stock distributions made to the shareholders of Central Jersey Bancorp (formerly Monmouth Community Bancorp) on December 31, 2003, 2002, 2001 and 2000, respectively, and to account for the 6 for 5 stock split effected July 15, 2004.